UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 28, 2011

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

This Current Report on Form 8-K is being filed by Amyris, Inc. (the “Company”) to disclose funding under a credit facility previously disclosed in the Company’s Current Report on Form 8-K filed on November 22, 2011.

On December 28, 2011, Amyris Brasil Ltda. (“AB”), a Brazilian subsidiary of the Company, borrowed R$ 19.1 million (approximately US$ 10.3 million based on the exchange rate as of December 27, 2011) under its November 16, 2011 credit agreement (the “Credit Agreement”) with Banco Nacional de Desenvolvimento Econômico e Social – BNDES that provides AB with a credit line of up to R$22,353,000 (approximately US$12.4 million based on the exchange rate at November 21, 2011) as project financing for a production site in Brazil. For a summary of the material terms of the Credit Agreement, including payment and acceleration provisions and covenants, which are incorporated into this Current Report on Form 8-K by reference, see Item 1.01 of the Company’s Current Report on Form 8-K filed on November 22, 2011.

The principal of loans under the Credit Agreement is required to be repaid in 60 monthly installments, with the first installment due in January 2013 and the last due in December 2017. Interest will be due initially on a quarterly basis with the first installment due in December 2011. From and after January 2013, interest payments will be due on a monthly basis together with principal payments. The loaned amounts carry interest of 7% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: January 3, 2012	By:	/s/ Jeryl Hilleman
Jeryl Hilleman
Chief Financial Officer